                            SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. _)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]      Preliminary Proxy Statement
[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]      Definitive Proxy Statement
[_]      Definitive Additional Materials
[_]      Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12


                              ROSLYN BANCORP, INC.
                      ------------------------------------
                (Name of Registrant as Specified In Its Charter)


     ______________________________________________________________________
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]      No fee required
[_]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         1)     Title of each class of securities to which transaction applies:

         2)     Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4)     Proposed maximum aggregate value of transaction:

         5)     Total fee paid:


[_]      Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)     Amount Previously Paid:

         2)     Form, Schedule or Registration Statement No.:

         3)     Filing Party:

         4)     Date Filed:

                               [Roslyn Logo Here]
                                One Jericho Plaza
                             Jericho, New York 11753
                                 (516) 942-6000

                                                                  April 19, 2002

Fellow Stockholders:

          You are cordially invited to attend the Annual Meeting of Stockholders of Roslyn Bancorp, Inc. (the "Company"), the holding company of The Roslyn Savings Bank. The Annual Meeting will be held on Tuesday, May 21, 2002, at 9:00 a.m., Eastern time, at The New Huntington Town House, 124 East Jericho Turnpike, Huntington Station, New York.

          The attached Notice of Annual Meeting and the proxy statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of the Company, as well as a representative of KPMG LLP, the Company's independent auditors, will be present at the Annual Meeting to respond to any questions that our stockholders may have regarding the business to be transacted.

          It is important that your shares are represented this year whether or not you are personally able to attend the meeting. Registered stockholders can vote their shares by proxy via the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. You may still vote your shares by proxy by signing and returning the enclosed proxy card promptly.

          On behalf of the Board of Directors and all of the employees of the Company and The Roslyn Savings Bank, we thank you for your continued interest and support.

                                Sincerely yours,



/s/ Joseph L. Mancino                               /s/ John M. Tsimbinos
--------------------                                ----------------------------
Joseph L. Mancino                                   John M. Tsimbinos
President, Chief Executive Officer                  Chairman of the Board
   and Vice Chairman of the Board

                              ROSLYN BANCORP, INC.
                                One Jericho Plaza
                             Jericho, New York 11753

                       ----------------------------------

                    Notice of Annual Meeting of Stockholders

                       ----------------------------------


     The Annual Meeting of Stockholders of Roslyn Bancorp, Inc. (the "Company"), the holding company of The Roslyn Savings Bank, will be held on Tuesday, May 21, 2002, at 9:00 a.m., Eastern time, at The New Huntington Town House, 124 East Jericho Turnpike, Huntington Station, New York.

     The purpose of the Annual Meeting is to consider and vote upon the following matters:

     1.   the election of four Directors to three-year terms of office each;

     2. the ratification of the Board of Directors' appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2002; and

     3. such other matters as may properly come before the Annual Meeting and at any adjournment of the Annual Meeting, including whether or not to adjourn the Annual Meeting.

NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.

     Only stockholders of record at the close of business on April 1, 2002 are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

     Please complete and sign the enclosed form of proxy, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the Annual Meeting and vote in person.

                                        By Order of the Board of Directors





                                        /s/ R. Patrick Quinn
                                        ----------------------
                                        R. Patrick Quinn
                                        Corporate Secretary

Jericho, New York
April 19, 2002

                              ROSLYN BANCORP, INC.

                              --------------------

                                 Proxy Statement
                         Annual Meeting of Stockholders
                                  May 21, 2002

                              --------------------

     This proxy statement is being furnished to stockholders of Roslyn Bancorp, Inc. ("Roslyn" or the "Company") in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders to be held on Tuesday, May 21, 2002, at 9:00 a.m., Eastern time, at The New Huntington Town House, 124 East Jericho Turnpike, Huntington Station, New York, and at any adjournment or postponement of the Annual Meeting. The Annual Report to Stockholders, including the consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2001, accompanies this proxy statement which is first being mailed to record holders on or about April 19, 2002.

                           Voting and Proxy Procedure
                           --------------------------

                       Who Can Vote at the Annual Meeting

     You are entitled to vote your shares of Roslyn common stock if the records of the Company show that you held your shares as of the close of business on April 1, 2002. As of the close of business on that date, a total of 85,063,797 shares of Roslyn common stock were outstanding and entitled to vote. Each share of common stock has one vote. As provided in the Company's Certificate of Incorporation, no record owner of common stock that is beneficially owned, directly or indirectly, by a person beneficially owning in excess of 10% of the Company's outstanding shares as of the record date for the Annual Meeting is entitled to any vote with respect to the shares held in excess of the 10% limit.

                          Attending the Annual Meeting

     If you are a beneficial owner of Roslyn common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership.

                                  Vote Required

     The Annual Meeting will be held only if there is a quorum. A majority of the outstanding shares of common stock entitled to vote and represented at the Annual Meeting constitutes a quorum. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

     In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election. In voting on the ratification of the appointment of KPMG LLP as independent auditors, you may vote in favor of the proposal, vote against the proposal or abstain from voting. The ratification of independent auditors will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting, and abstentions and broker non-votes will have no effect on the voting.

                                 Voting by Proxy

     This proxy statement is being sent to you by the Board of Directors of the Company for the purpose of requesting that you allow your shares of Roslyn common stock to be represented at the Annual Meeting by the persons named in the enclosed proxy card. All shares of Roslyn common stock represented at the Annual Meeting by properly executed and dated proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company's Board of Directors. The Board of Directors recommends a vote "FOR" each of the nominees for director and "FOR" ratification of KPMG LLP as independent auditors.

     If any matters not described in this proxy statement are properly presented at the Annual Meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the Annual Meeting in order to solicit additional proxies. If the Annual Meeting is adjourned or postponed, your Roslyn common stock may be voted by the persons named in the proxy card on the new meeting date as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the Annual Meeting.

     You may revoke your proxy at any time before the vote is taken at the Annual Meeting, regardless if you submitted your original proxy by mail, the Internet or telephone. To revoke your proxy you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the Annual Meeting, deliver a later dated and signed proxy card, vote by the Internet or telephone, or attend the Annual Meeting and vote your shares in person. Attendance at the Annual Meeting will not automatically constitute revocation of your proxy.

     If your Roslyn common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form, provided by your broker or bank, that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker or bank, you must contact your broker or bank. If you want to vote your shares of Roslyn common stock held in street name in person at the Annual Meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

     The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, Georgeson Shareholder Services, a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee of $8,000, plus out-of-pocket expenses. Proxies also may be solicited personally or by telephone, by directors, officers and other employees of the Company and The Roslyn Savings Bank (the "Bank") without additional compensation. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners, and will reimburse such persons for their reasonable expenses in doing so.

                      Proxy Voting by Internet or Telephone

     Instead of voting by mailing a proxy card, stockholders of record can vote their shares of Company common stock by proxy over the Internet, or by calling a specially designated telephone number. The Internet and telephone proxy voting procedures are designed to authenticate stockholders' identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m., Eastern time, on May 19, 2002.

      Participants in Roslyn's and The Roslyn Savings Bank's Benefit Plans

     If you participate in The Roslyn Savings Bank Employee Stock Ownership Plan ("ESOP"), the Roslyn Bancorp, Inc. 1997 Stock-Based Incentive Plan (the "1997 Stock Plan"), the Roslyn Bancorp, Inc. 2001 Stock-Based Incentive Plan (the "2001 Stock Plan)" or if you hold shares through The Roslyn Savings Bank 401(k) Plan ("401(k) Plan"), you will receive a voting instruction form for each plan that reflects all shares you may vote under the particular plan. Under the terms of the ESOP, the trustee votes all shares held by the ESOP, but each participant in the ESOP may direct the trustee how to vote the shares of Company common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares of Company common stock for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 1997 Stock Plan and 2001 Stock Plan, a stock award recipient is entitled to direct the plan trustee how to vote the shares of Company common stock subject to his or her stock award. The trustee will vote all shares for which no directions are given or for which timely instructions were not received in accordance with the directions from the committee of the Board of Directors administering the plan. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares of Company common stock in the plan credited to his or her account. The trustee will vote all shares for which no directions are given or for which timely instructions were not received in the same proportion as shares for which such trustee received timely voting instructions. The deadline for returning your voting instructions to each plan's trustee is May 14, 2002.

                                 Stock Ownership

     The following table provides information as of April 1, 2002 with respect to the persons known by Roslyn to be the beneficial owners of more than 5% of its outstanding common stock. A person is considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

                                                                                               Percent of
                                                                          Number of           Common Stock
Name and Address                                                        Shares Owned           Outstanding
---------------------                                                  --------------       ----------------
Citigroup Inc.                                                        11,044,253/(1)/             13.0%
399 Park Avenue
New York, NY 10043
         and
Salomon Smith Barney Holdings Inc.
Salomon Brothers Holding Company Inc.
Salomon Smith Barney Inc.
388 Greenwich Street
New York, NY 10013

The Roslyn Savings Bank Employee Stock Ownership Plan                  5,104,927/(2)/              6.0%
One Jericho Plaza
Jericho, New York 11753

------------------------
(1) This information derives from a consolidated Schedule 13G filed by the entities with the Securities and Exchange Commission on January 31, 2002, and includes shares held by each of Citigroup, Inc., Salomon Smith Barney Holdings, Inc., Salomon Brothers Holding Company, Inc. and Salomon Smith Barney, Inc. Citigroup Inc. is the parent company of Salomon Smith Barney Holdings Inc. Salomon Smith Barney Holdings Inc. is the parent company of Salomon Brothers Holding Company Inc. Salomon Brothers Holding Company Inc. is the parent company of Salomon Smith Barney Inc.

(2) Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants' accounts in the manner directed by the participants. Subject to its fiduciary responsibility, the trustee will vote unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which they have received voting instructions from participants. The ESOP trustee is HSBC Bank, U.S.A.

     The following table provides information as of April 1, 2002, about the shares of Roslyn common stock that may be considered to be beneficially owned by each director, nominee or named executive officer of Roslyn and by all its directors and executive officers as a group. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

                                                                                     Number of Shares
                                                         Number of                 That May Be Acquired         Percent of
                                                       Shares Owned                 Within 60 Days by          Common Stock
Name                                                (excluding options)             Exercising Options      Outstanding/(16)/
----                                                -------------------             ------------------      -----------------
         Directors

John R. Bransfield, Jr. ......................         215,151/(1)(2)(3)/                   336,413                 *
Thomas J. Calabrese, Jr ......................          44,894/(2)(4)/                      120,000                 *
Maureen E. Clancy ............................         136,138/(2)(5)/                        7,380                 *
Thomas A. Doherty ............................          18,634/(2)(6)/                        6,000                 *
Robert G. Freese .............................          61,380/(2)/                         183,391                 *
Leonard Genovese .............................          56,443/(2)/                         140,744                 *
Joseph L. Mancino ............................         409,561/(1)(2)(3)(7)/                599,461                 *
Dr. Edwin W. Martin, Jr. .....................          50,679/(2)(8)/                      120,000                 *
Victor C. McCuaig ............................          61,654/(2)(9)/                      120,000                 *
James E. Swiggett ............................         132,829/(2)(10)/                     120,000                 *
John M. Tsimbinos ............................       1,925,873/(1)(11)(12)                1,242,664               1.5%
Spiros J. Voutsinas ..........................         109,065                               14,760                 *
Richard C. Webel .............................          59,400/(2)/                         120,000                 *
     Named Executive Officers Who Are
           Not Directors
Michael P. Puorro ............................         160,647/(1)(2)(3)(14)/               205,718                 *
John L. Klag .................................         145,740/(1)(2)(3)(13)/               205,718                 *
All directors and executive officers
   as a group (19 persons) ...................       4,048,855                            3,997,104               4.7%

----------------------------------------------

(1) Includes shares allocated under the ESOP for Messrs. Bransfield, Klag, Mancino, Puorro, and Tsimbinos, as to which the holder has voting power but not investment power, as follows: 11,649 shares; 10,908 shares; 12,115 shares; 11,169 shares and 4,835 shares, respectively.
(2) Includes unvested shares awarded under the Company's 1997 and 2001 Stock-Based Incentive Plans for Messrs. Bransfield, Calabrese, Clancy, Doherty, Freese, Genovese, Klag, Mancino, Martin, McCuaig, Puorro, Swiggett, Tsimbinos, Voutsinas and Webel, as to which the holder has voting power but not investment power, as follows: 64,504 shares; 13,887 shares; 4,384 shares; 11,134 shares; 19,633 shares; 4,385 shares; 40,224 shares;
     129,656 shares; 13,887 shares; 14,689 shares; 40,224 shares; 14,633 shares,
     4,385 shares; 4,385 shares and 13,889 shares, respectively.
(3) Excludes shares allocated under the Bank's Benefit Restoration Plan ("BRP") for Messrs. Bransfield, Klag, Mancino, and Puorro as to which the holder does not have voting or investment power, as follows: 24,278 shares; 8,369 shares; 59,697 shares, 8,967 shares, respectively.
(4)  Includes 750 shares owned by Mr. Calabrese's wife.
(5)  Includes 22,183 shares owned by Mrs. Clancy's husband.
(6)  Includes 2,250 shares owned by Mr. Doherty's wife.
(7)  Includes 97,944 shares owned by Mr. Mancino's wife.
(8) Includes 15,102 shares owned by Dr. Martin's wife and 150 shares held in Dr. Martin's wife's IRA.
(9)  Includes 6,000 shares owned by Mr. McCuaig's wife.
(10) Includes 4,500 shares owned by Mr. Swiggett's wife.
(11) Excludes 504,979 shares allocated under the Bank's Supplemental Executive Retirement Plan ("SERP") for Mr. Tsimbinos, as to which Mr. Tsimbinos does not have voting or investment power.
(12) Includes 77,113 shares owned by Mr. Tsimbinos' wife and 1,050,000 shares owned by a family partnership of which Mr. Tsimbinos directly owns an 82% interest and the remainder of which is owned by his son, daughter and a corporate general partner.
(13) Includes 3,750 shares owned by Mr. Klag's wife held in an IRA.
(14) Includes 150 shares held by Mr. Puorro as custodian for his children.
(15) Percentages with respect to each person or group of persons have been calculated on the basis of 85,063,797 shares of Roslyn's common stock, the number of shares of the Company's common stock outstanding and entitled to vote as of April 1, 2002, plus the number of shares of the Company's common stock which such person or group of persons has the right to acquire within 60 days after April 1, 2002 by the exercise of stock options.
(16) Less than 1% unless otherwise indicated.

                 Proposals To Be Voted On At The Annual Meeting

                        Proposal 1. Election of Directors
                        ---------------------------------

       Roslyn's Board of Directors consists of 13 directors, of which 10 are independent directors and three are members of management. The Board is divided into three classes, with approximately one-third of the directors elected each year. Each of the members of the Board also serves as a director of the Bank. Directors are elected for terms of three years each, or until their successors are elected and qualified.

       On January 23, 2002, the Nominating Committee of the Board of Directors nominated John R. Bransfield, Jr., Thomas A. Doherty, Maureen E. Clancy and Victor C. McCuaig for election at the Annual Meeting. If any nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve.

       The Board of Directors recommends a vote "FOR" the election of all nominees named in this proxy statement.

           Information with Respect to Nominees, Continuing Directors and Certain Executive Officers

       Information regarding the nominees for election at the Annual Meeting, as well as information regarding the continuing directors and the named executive officers who are not directors, is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated for each individual is as of December 31, 2001.

                        Nominees for Election of Director

       John R. Bransfield, Jr. has been a Vice Chairman of the Company and President and Chief Operating Officer of the Bank since February 2000. Mr. Bransfield was Vice President of the Company and Executive Vice President and Senior Lending Officer of the Bank from 1996 until February 2000. Mr. Bransfield was Senior Vice President and Senior Lending Officer of the Bank from 1993 until 1996. He is 60 years of age and has been a Director since 1998.

       Thomas A. Doherty is Chief Administrative Officer of First Quality Enterprises, Inc., Great Neck, New York, a manufacturer of non-woven material hygiene-related products. Mr. Doherty is a retired Chairman, President and Chief Executive Officer of Fleet Bank. Additionally, he is a member of the Board of Directors of Long Island Power Authority and of St. Joseph College in Brooklyn, New York. He also serves as Treasurer of The Maurer Foundation, a not-for-profit women's health education organization. He is 64 years of age and has been a Director since 1999.

       Maureen E. Clancy has been a licensed insurance broker since 1959. Ms. Clancy is also Secretary-Treasurer of Clancy & Clancy Brokerage Ltd., an insurance agency established in 1956. Until the Company acquired T R Financial Corp. in February 1999, Ms. Clancy had been a director of Roosevelt Savings Bank and T R Financial Corp. since 1993. She is 69 years of age and has been a Director since 1999.

       Victor C. McCuaig is a former partner in the law firm of Payne, Wood & Littlejohn, which in 2001 merged with and into Farrell Fritz, P.C., where Mr. McCuaig is now of counsel. He is 73 years of age and has been a Director since 1970 (including years of service as a Trustee of the Bank).

                         Directors Continuing in Office

       The following directors have terms ending in 2003:

       Thomas J. Calabrese, Jr. is Vice President of Daniel Gale Agency, Inc. and a retired Managing Director - Human Resources, NYNEX Corporation, a telecommunications firm. He is 59 years of age and has been a Director since 1994 (including years of service as a Trustee of the Bank).

       Spiros J. Voutsinas is President of Omega Capital, Inc., a real estate development and a general partner of Omega Partners LP, a money management firm specializing in bank stocks. Until the Company's acquisition of T R Financial Corp. in February 1999, Mr. Voutsinas had been a director of Roosevelt Savings Bank since 1992 and a director of T R Financial Corp. since 1993. Mr. Voutsinas retired in 1988 as an Executive Vice President and a Director of Apple Bank for Savings with over 28 years of experience in the banking industry. He is a board member of the Cyprus American Chamber of Commerce and a member of the Helenic Bankers Association. He is 68 years of age and has been a Director since 1999.

       Leonard Genovese served as President and Chief Executive Officer of Genovese Drug Stores, Inc. from 1978 to 1999 and from 1999 to 2001 he served as a Director of Eckard Corporation. Until the Company's acquisition of T R Financial Corp. in February 1999, Mr. Genovese was a director of Roosevelt Savings Bank since 1992 and a director of TR Financial Corp. since 1993. He is a board member of St. Christopher Ottilie Services for Children and Families, the National Association of Chain Drug Stores, Kellwood Company, the Stephen Company and the National Center for Disability Services. He is 67 years of age and has been a Director since 1999.

       Dr. Edwin W. Martin, Jr. was Associate and Deputy U.S. Commissioner of Education from 1969 to 1979 and Assistant Secretary of Education from 1979 to 1981. Additionally, he has been President Emeritus of the National Center for Disability Services, a non-profit education, rehabilitation and research corporation since 1994. Before 1994, Dr. Martin was President and Chief Executive Officer of the National Center for Disability Services. Dr. Martin is a Director of Interboro Mutual Indemnity Insurance Company and a Director of Pall Corp. (a New York Stock Exchange-listed company), a manufacturer of industrial filters. Dr. Martin taught Public Policy and Special Education at the Harvard Graduate School of Education and at Columbia University, Teachers College. He is 70 years of age and has been a Director since 1994 (including years of service as a Trustee of the Bank).

       Richard C. Webel is Managing Director of Innocenti & Webel, an architectural firm. Mr. Webel is also President of Webel Corporation, a strategic planning company, and PlantAmerica, LLC, a software development corporation. Mr. Webel also serves as a general partner of Roundbush Associates, a real estate development corporation. He is 49 years of age and has been a Director since 1995 (including years of service as a Trustee of the Bank).

       The following directors have terms ending in 2004:

       Joseph L. Mancino has been President and Chief Executive Officer of the Company since 1996, a Vice Chairman of the Board of the Company since 1999 and Chairman of the Board and Chief Executive Officer of the Bank since 1993. Previously, Mr. Mancino was President of the Bank from 1993 until February 2000. Mr. Mancino serves as a director of the Institutional Investors Mutual Fund Inc. and M.S.B. Fund, Inc., diversified open-end mutual funds, and as a director of RSI Retirement Trust, each of which is an investment company registered under the Investment Advisors Act of 1940. He also serves as a Director of the Community Bankers Association of New York State and SBLI USA Mutual Life Insurance Company, Inc. Mr. Mancino has been a Trustee of Long Island University since 1997. He has been a member of the Nassau-Suffolk Advisory Board of Helen Keller Services for the Blind - Long Island Division since 1984 and a member of the Board of Trustees of the National Chapter since November 1990. Since 1998, Mr. Mancino has served as a member of the Thrift Institutions Advisory Panel to the Federal Reserve Bank of New York. Since 1995, he has been a member of the Board of Directors and Treasurer of the Interfaith Nutrition Network, a Long Island, New York food services charity and is past President of its Board. Additionally, Mr. Mancino has served as a member of the Board of Trustees of the T.R. Council of the Boy Scouts of America since 1993 and currently is President of its Board of Trustees. He is 64 years of age and has been a Director since 1991 (including years of service as a Trustee of the Bank).

       John M. Tsimbinos has been Chairman of the Board of the Company and Vice Chairman of the Board of the Bank since 1999. Until the Company's acquisition of T R Financial Corp. in February 1999, Mr. Tsimbinos was Chairman of the Board and Chief Executive Officer of Roosevelt Savings Bank since 1992. He also served as Chairman of the Board and Chief Executive Officer of T R Financial Corp. since its inception in 1993. He serves on the advisory board of the Neighborhood Housing Services of New York City, Inc. Mr. Tsimbinos is a former Director and Vice Chairman of the Federal Home Loan Bank of New York, a former Chairman of its Executive Committee and a former director of Institutional Investors Capital Appreciation Fund, Inc. He is 64 years of age and has been a Director since 1999.

       James E. Swiggett is a retired Chairman of the Board, President and Chief Executive Officer of Kollmorgen Corp., a diversified technology manufacturing company. He is 69 years of age and has been a Director since 1980 (including years of service as a Trustee of the Bank).

       Robert G. Freese is a retired Vice Chairman and Chief Financial Officer of Grumman Corporation, a defense contractor. He is 72 years of age and has been a Director since 1988 (including years of service as a Trustee of the Bank). In March 2002, Mr. Freese informed the Board of Directors of his intention to retire from the Board effective as of the date of the Annual Meeting. The Board of Directors intends to reduce the size of the Board effective upon Mr. Freese's retirement.

                 Named Executive Officers Who Are Not Directors

       Michael P. Puorro has been Treasurer and Chief Financial Officer of the Company since 1996. He also has been Executive Vice President and Chief Financial Officer of the Bank since 1999. Mr. Puorro was a Senior Vice President and Chief Financial Officer of the Bank from 1996 until 1999. From 1994 until 1996, he was Vice President and Chief Financial Officer of the Bank and before 1994 was Vice President and Treasurer of the Bank. Mr. Puorro has been employed by the Bank since 1992. He is 42 years of age.

       John L. Klag has been Executive Vice President and Investment Officer of the Bank since 1999. Mr. Klag was Senior Vice President and Investment Officer of the Bank from 1996 until 1999. Before 1996, he was Vice President and Investment Officer of the Bank. Mr. Klag has been employed by the Bank since 1993. He is 44 years of age.

                Meetings of the Board of Directors and Committees
                            of the Board of Directors

       The Board of Directors of Roslyn conducts business through meetings and the activities of the Board and its committees. During the fiscal year ended December 31, 2001, the Company's Board of Directors held 12 meetings. All of the Directors of the Company attended at least 75% of the total number of the Board meetings held and committee meetings on which such Directors served during the fiscal year ended December 31, 2001. The Board of Directors of the Company maintains an Audit Committee, a Compensation Committee and a Nominating Committee, the nature and composition of which are described below.

       Audit Committee. The Audit Committee consists of Messrs. Freese, Doherty, Genovese, Swiggett, Voutsinas and Webel, all of whom are outside directors. The Audit Committee reviews audit reports and management's actions regarding the implementation of audit findings and reviews compliance with all relevant laws and regulations. The Audit Committee performs some of the same or similar functions as the Examining Committee of the Bank and consists of the same directors. The Audit and Examining Committees each met seven times in fiscal 2001.

       Compensation Committee. The Compensation Committee consists of Messrs. Calabrese, Freese, Martin, Swiggett and Webel, and Ms. Clancy, all of whom are outside directors. The Compensation Committee establishes compensation and benefits for the executive officers and reviews the incentive compensation programs when necessary. The Compensation Committee is also responsible for establishing certain guidelines and limits for compensation for other salaried officers and employees of the Company and the Bank. In fiscal 2001, the Compensation Committee met six times.

       Nominating Committee. The Nominating Committee consists of Messrs. Calabrese, Martin, McCuaig and Swiggett, all of whom are outside directors. The Nominating Committee considers and selects management's nominees for election as directors at the Company's Annual Meeting of stockholders. The Nominating Committee met once in fiscal 2001.

                             Directors' Compensation

       Directors' Fees. Each non-employee director of the Company received fees of $2,200 per Board meeting attended and $1,000 per committee meeting attended. Beginning in 2002, non-employee directors of the Company will also receive an annual retainer of $12,000. During 2001, members of the Company's Advisory Board, which was comprised of members of the former T R Financial Corp. Board of Directors who did not become directors of the Company or the Bank, received an annual retainer fee equal to the average fees paid to the Company's Board members. In accordance with the terms of the Company's merger with T R Financial Corp., the Advisory Board was dissolved in February 2002.

Executive Compensation

       Summary Compensation Table. The following information is furnished for the Chief Executive Officer and other executive officers of Roslyn and the Bank who received salary and bonus in excess of $100,000 during fiscal 2001. These persons are sometimes referred to in this proxy statement as "named executive officers."

                                                                                           Long-Term
                                                     Annual Compensation              Compensation Awards
                                             -----------------------------------   -------------------------
                                                                       Other       Restricted    Securities
                                                                       Annual         Stock      Underlying      All Other
                                              Salary      Bonus     Compensation     Awards     Options/SARs   Compensation
Name and Principal Positions          Year      ($)        ($)           ($)        ($)(1)(2)        (#)      ($)(3)(4)(5)(6)
----------------------------          ----   --------   ----------  ------------   -----------  ------------  ---------------
Joseph L. Mancino .................   2001   $750,000   $1,335,000       $--       $ 1,388,571      435,605       $ 349,782
   Vice Chairman of the Board         2000    650,000      598,000        --                --           --         169,772
   of Directors, President and        1999    562,000       62,060        --                --           --         209,474
   Chief Executive Officer of
   the Company; Chairman and
   Chief Executive Officer of
   the Bank

John M. Tsimbinos .................   2001   $675,000   $   56,476       $--       $    76,738       33,390       $ 191,786
   Chairman of the Board of           2000    675,000           --        --                --           --          43,850
   Directors of the Company           1999    438,450       78,577                                                  182,491

John R. Bransfield, Jr ............   2001   $425,000   $  654,500       $--       $   631,597      269,037       $ 225,466
   Vice Chairman of Board of          2000    370,000      284,900        --                --           --          93,463
   Directors of the Company;          1999    275,846      253,400        --                --           --         100,223
   President and Chief
   Operating Officer of the
   Bank

Michael P. Puorro .................   2001   $265,000   $  278,250       $--       $   396,983      201,240       $ 143,197
   Treasurer and Chief                2000    220,000      136,400        --                --           --          47,684
   Financial Officer of the           1999    186,823      137,191        --                --           --          63,058
   Company; Executive Vice
   President and Chief
   Financial Officer of the
   Bank

John L. Klag ......................   2001   $240,000   $  252,000       $--       $   396,983      207,240       $ 141,869
   Executive Vice President           2000    210,000      130,200        --                --           --          46,340
   and Investment Officer of          1999    176,777      130,227        --                --           --          53,070
   the Bank

---------------------------------
(1)  Includes 75,112, 4,384, 34,165, 21,474 and 21,474 shares of restricted stock granted to Messrs. Mancino, Tsimbinos, Bransfield, Puorro and Klag, respectively, under the Roslyn Bancorp, Inc. 1997 Stock Plan. The dollar amounts set forth in the table represent the market value of the shares on the date of grant. The restricted stock awards vest in three equal annual installments commencing on October 1, 2002, the first anniversary of the awards. When shares become vested and are distributed from the trust in which they are held, the recipients will also receive an amount equal to accumulated cash and stock dividends (if any) paid with respect thereto, plus earnings thereon.
(2) The number and value of all unvested shares of restricted stock held by each named executive officer as of December 31, 2001 is as follows, based on $17.50, per share, the closing price of the Company's common stock on December 31, 2001:

                                       Number of          Value of
                                    Unvested Shares   Unvested Shares
                                    ---------------   ---------------
             Mr. Mancino .......         129,656         $2,268,875
             Mr. Tsimbinos .....           4,384             76,720
             Mr. Bransfield ....          64,506          1,128,855
             Mr. Puorro ........          40,224            703,920
             Mr. Klag ..........          40,224            703,920

(3)  For 2001, such amounts include: $5,544, $5,544, $5,544, $732 and $804 of imputed income from group term life insurance on behalf of Messrs. Mancino, Tsimbinos, Bransfield, Puorro and Klag, respectively.
(4)  For 2001, the figures shown include $25,435, $27,336, $27,100, $25,574 and
     $26,505, which represents the value of allocations made under the ESOP for Messrs. Mancino, Tsimbinos, Bransfield, Puorro and Klag, respectively.
(5)  For 2001, such amounts include $256,625, $133,934, $60,278 and $59,893, which represents the value of the respective officer's right to receive stock under BRP Plan for Messrs. Mancino, Bransfield, Puorro and Klag, respectively.
(6) For 2001, such amount includes $49,892, representing the accrued value of benefits in the Company's qualified pension plan, and $109,015, representing the accrued value of benefits in the Company's non-qualified retirement plan.

       Employment Agreements. The Company and the Bank have entered into employment agreements with Messrs. Mancino, Tsimbinos, Bransfield, Puorro and Klag. Each of the employment agreements, other than those entered into with Mr. Tsimbinos, provide for a five-year term of employment that extends on a daily basis until either the executive or the Company or the Bank, as applicable, provides written notice of non-renewal, at which time the term of the agreements becomes a fixed five-year term. The employment agreements between the Company and the Bank with Mr. Tsimbinos each provide for a term of employment that expires on June 30, 2002.

       Under the employment agreements, the annual salary of each of the named executive officer, except Mr. Tsimbinos, is reviewed annually by the Board of Directors or a committee of the Board of Directors. For 2002, the annual salaries for Messrs. Mancino, Bransfield, Puorro and Klag increased by 10.0%, 11.8%, 13.2% and 12.9%, respectively. The employment agreements for Mr. Tsimbinos provide for an annual salary equal to the greater of (1) $500,000, or
(2) the annual rate of salary for the second highest paid employee of the Company or the Bank, taking into account all forms of cash compensation. In addition to an annual salary, the employment agreements provide for, among other things, participation in stock benefit plans and certain other employee and fringe benefit programs applicable to executive management. The employment agreements for Mr. Tsimbinos provide for the annual payment of $175,000 in exchange for Mr. Tsimbinos' agreement not to compete with the Company or the Bank for one year following his termination with the Company or the Bank upon certain circumstances. The aggregate present value of the compensation and benefits provided to Mr. Tsimbinos is required to be $1,000,000 under the terms of his employment agreement.

       Each of the employment agreements provides that the Company, or the Bank, may terminate the covered executive for cause, as described in the agreements, at any time. If either the Company or the Bank terminates an executive's employment other than for cause or in the event the executive terminates his employment with the Company or the Bank based upon any of the following conditions (collectively, "Voluntary Termination Conditions"): (1) notice to the executive of non-renewal of the term of the agreement (except in the case of Mr. Tsimbinos); (2) failure to elect or re-elect or appoint or re-appoint the executive to his current position; (3) material change in the executive's functions, duties or responsibilities which cause the executive's position to become one of lesser responsibility, importance or scope; (4) relocation of the executive's principal place of employment by more than 25 miles; (5) reduction in the benefits or perquisites provided to the executive; (6) liquidation or dissolution of the Company or the Bank; or (7) breach of the agreement by the Company or the Bank, then the employment agreements provide that the executive or, in the event of the executive's death, his beneficiary, will receive the payments and benefits that would have been provided to him under the agreement for the remaining term of the agreement.

       Under each of the employment agreements, if, following a change in control of the Company or the Bank, the executive's employment with the Company or the Bank is involuntarily terminated, the executive (other than Mr. Tsimbinos) voluntarily terminates his employment for any reason within 60 days following the change in control or the executive voluntarily terminates his employment at any time during the term of the agreement upon the occurrence of any Voluntary Termination Conditions, the executive (other than Mr. Tsimbinos) or, in the event of the executive's death, his beneficiary, will receive an amount equal to the greater of: (1) the payments due for the remaining term of the agreement; or (2) the greater of: (a) five times the executive's average annual compensation for the three preceding taxable years; or (b) five times the executive's annual compensation for the last preceding taxable year. In addition, the health and welfare benefits received by the executive during his employment would be continued for 60 months following his termination of employment. The severance payment due Mr. Tsimbinos in connection with his qualifying termination from employment in connection with a change in control generally would equal the greater of: (1) the payments due for the remaining term of the agreement; or (2) three times his annual compensation for the most recently completed year. Notwithstanding that both the Company's and the Bank's employment agreements provide for payments and benefits to the executives in connection with a change in control, the executive would not receive duplicative payments and benefits under the respective agreements.

       Payments pursuant to the employment agreements and other arrangements in the event of a change in control may constitute a "parachute payment" for federal income tax purposes and may result in the imposition of an excise tax on the executive. In such a case, the employment agreements provide that the Company or the Bank will pay the executive an amount sufficient to enable the executive to retain the payments and benefits provided to him had he not been subject to such a tax.

       The Company guarantees the payment of compensation and benefits to the executives under the employment agreements with the Bank. The Company and the Bank will reimburse or pay the executive for all reasonable costs and legal fees paid or incurred in connection with any dispute or question of interpretation relating to the employment agreements if the executive is successful on the merits of his claim pursuant to a legal judgment, arbitration or settlement.

       Stock Option Exercises and Holdings. The following table reflects all stock option exercises by the named executive officers during 2001 and includes the number of shares covered by all remaining unexercised stock options as of December 31, 2001. Also reported are the values for "in-the-money" options which represent the difference between the exercise price of any such remaining unexercised options and the year-end market price of the common stock.

                                                               Number of Securities         Value of Unexercised
                                   Shares                     Underlying Unexercised      In-the-Money Options/SARs
                                  Acquired                  Options/SARs at FY-End (#)         at FY-End ($)(1)
                                     on                     --------------------------   ---------------------------
                                  Exercise       Value
Name                                 (#)      Realized($)   Exercisable  Unexercisable   Exercisable   Unexercisable
-----------------------------     --------    -----------   -----------  -------------   -----------   -------------
Joseph L. Mancino ...........           --     $     --         542,465       670,958    $ 1,356,161     $  588,382
John M. Tsimbinos ...........       25,000      409,500       1,572,664        33,390     22,513,014             --
John R. Bransfield, Jr. .....           --           --         310,914       391,385        777,284        305,870
Michael P. Puorro ...........           --           --         194,022       276,219        485,056        172,446
John L. Klag ................           --           --         194,022       270,219        485,056        172,446

-------------------------------
(1) The closing trading price of the Company's common stock on December 31, 2001 was $17.50 per share.

       Option Grants in Last Fiscal Year. The following table lists all grants of options to the named executive officers during fiscal year 2001 and contains certain information about potential value of those options based upon certain assumptions as to the appreciation of the Company's stock over the life of the option.

                                                                                         Potential Realizable
                                                                                       Value At Assumed Annual
                                                   % of                                       Rates of
                                   Number of       Total                              Stock Price Appreciation
                                  Securities      Options                                  For Options (2)
                                  Underlying    Granted to    Exercise                ------------------------
                                    Options      Employees     or Base
                                    Granted      In Fiscal    Price Per  Expiration
Name                                (#)(1)         Year         Share       Date          5%           10%
-----------------------------     ----------    ----------    ---------  ----------   ----------   -----------
Joseph L. Mancino                   435,604          13.3%      $18.40    6/26/11     $4,952,818   $12,776,266
John M. Tsimbinos                    33,390           1.0        18.40    6/26/11        379,633       979,300
John R. Bransfield, Jr.             269,037           8.2        18.40    6/26/11      3,058,951     7,890,856
Michael P. Puorro                   207,240           6.3        18.40    6/26/11      2,356,319     6,078,350
John L. Klag                        201,240           6.1        18.40    6/26/11      2,288,099     5,902,370

---------------------------------
(1) Options will be immediately exercisable if the optionee dies or becomes disabled. The Board of Directors has amended the 2001 and 1997 Stock Plans to provide for the acceleration of vesting of the options granted upon the change in control of the Company or Bank or, at the discretion of the committee administering the 2001 and 1997 Stock Plans, upon an optionee's retirement. Options become exercisable in four equal annual installments commencing on June 26, 2002.
(2) The dollar gains under these columns result from calculations required by the Securities and Exchange Commission's rules and are not intended to forecast future price appreciation of Company common stock. Options have value only if the stock price increases above the exercise price shown in the table during the effective option period. In order for the executive to realize the potential values set forth in the 5% and 10% columns in the table, the price per share of the Company's common stock would be approximately $29.97 per share and $47.73 per share, respectively, as of the expiration date of the options.

       Retirement Plan. The Bank maintains a defined benefit plan ("Retirement Plan") for eligible employees. The Retirement Plan is intended to satisfy the requirements of Section 401(a) of the Internal Revenue Code (the "Code"). Eligible employees generally begin participating in the Retirement Plan on the first day of the calendar month coincident with or next following the date on which they have attained age 21 and have completed at least one year of service with the Bank. All employees are eligible to participate in the Retirement Plan other than: (1) employees paid on an hourly-rate or contract basis; (2) employees regularly employed outside the Bank's own offices in connection with the operation and maintenance of building and other property acquired through foreclosure or deed; and (3) leased employees. Participants become vested in their benefits under the Retirement Plan upon completing five years of vesting service.

       The Retirement Plan provides for a monthly benefit to a participant upon retirement at or after the later of: (1) attainment of age 65; or (2) the fifth anniversary of initial participation in the Retirement Plan. The Retirement Plan also provides for a benefit upon the participant's death or early retirement. The annual normal retirement benefit for a participant under the Retirement Plan is: (a) 2% of average annual earnings multiplied by years of credited service (up to a maximum of 30 years); plus (b) 0.5% of average annual earnings multiplied by the participant's number of years and months of credited service in excess of 30 years. For purposes of the Retirement Plan, average annual earnings means the participant's average annual compensation (as defined in the Retirement Plan) during the 36 consecutive calendar months within the final 120 consecutive calendar months of the participant's credited service that yields the highest average. A participant is eligible to receive an early retirement benefit upon the completion of at least 10 consecutive years of vested service in the Retirement Plan and (1) attainment of age 60 or (2) the sum of the participant's age and years of service equals at least 75. Benefits are generally paid in a straight life annuity for unmarried participants and in the form of a 50% joint and survivor annuity (with the spouse as designated beneficiary) for married participants. Other forms of benefit payments are available under the Retirement Plan.

       Benefit Restoration Plan. The BRP is a non-qualified plan designed to permit certain employees to receive supplemental retirement income from the Bank. Participants in the BRP generally receive a benefit equal to the amount the participant would have received under the ESOP, 401(k) Plan and the Retirement Plan, but for limitations imposed on such benefits by certain provisions of the Code. The BRP is an unfunded plan, which provides participants only with a contractual right to obtain the benefits provided thereunder from the general assets of the Bank. For fiscal 2001, Messrs. Mancino, Bransfield, Puorro and Klag participated in the BRP. Mr. Tsimbinos participated in a similar plan sponsored by T R Financial Corp. and, by the terms of his employment agreements, is entitled to supplemental pension benefits.

       Estimated Annual Benefits under the Retirement Plan and the BRP. The following table sets forth the estimated annual benefits payable under the Retirement Plan upon a participant's retirement at age 65 for the year ended December 31, 2001, expressed in the form of a straight life annuity and any related amounts payable under the BRP. The covered compensation under the Retirement Plan and BRP includes the base salary for participants and does not consider cash bonuses. The benefits listed in the table below for the Retirement Plan and BRP are not subject to a reduction for social security benefits or any other offset amount.

                                               Years of Service
 Final Average   --------------------------------------------------------------------------
 Compensation       15         20         25         30         35         40         45
---------------  --------   --------   --------   --------   --------   --------   --------
    $125,000     $ 37,500   $ 50,000   $ 62,500   $ 75,000   $ 78,125   $ 81,250   $ 84,375
     150,000       45,000     60,000     75,000     90,000     93,750     97,500    101,250
     175,000       52,500     70,000     87,500    105,000    109,375    113,750    118,125
     200,000       60,000     80,000    100,000    120,000    125,000    130,000    135,000
     225,000       67,500     90,000    112,500    135,000    140,625    146,250    151,875
     250,000       75,000    100,000    125,000    150,000    156,250    162,500    168,750
     300,000       90,000    120,000    150,000    180,000    187,500    195,000    202,500
     350,000      105,000    140,000    175,000    210,000    218,750    227,500    236,250
     400,000      120,000    160,000    200,000    240,000    250,000    260,000    270,000
     450,000      135,000    180,000    225,000    270,000    281,250    292,500    303,750
     500,000      150,000    200,000    250,000    300,000    312,500    325,000    337,500
     550,000      165,000    220,000    275,000    330,000    343,750    357,500    371,250
     600,000      180,000    240,000    300,000    360,000    375,000    390,000    405,000
     650,000      195,000    260,000    325,000    390,000    406,250    422,500    438,750
     700,000      210,000    280,000    350,000    420,000    437,500    455,000    472,500
     750,000      225,000    300,000    375,000    450,000    468,750    487,500    506,250
     800,000      240,000    320,000    400,000    480,000    500,000    520,000    540,000
     850,000      255,000    340,000    425,000    510,000    531,250    552,500    573,750

       As of December 31, 2001, the approximate years of service for the named executive officers are as follows:

                                                         Years of
                                                          Service
                                                         ---------

               Joseph L. Mancino ....................        42
               John M. Tsimbinos ....................        20
               John R. Bransfield, Jr. ..............        9
               Michael P. Puorro. ...................        9
               John L. Klag .........................        9

       Management Supplemental Executive Retirement Plan. The Bank also sponsors a non-qualified management supplemental executive retirement plan ("MSERP") to provide eligible employees with additional retirement benefits. The MSERP benefit is intended to make up for benefits lost under the ESOP allocation procedures to participants who retire before the complete repayment of the ESOP loan. At the retirement of a participant, the benefits under the MSERP are determined by: (1) projecting the number of shares that would have been allocated to the participant under the ESOP, if they had been employed throughout the period of the ESOP loan (measured from the participant's first date of ESOP participation); (2) reducing that number determined by the number of shares actually allocated to the participant's account under the ESOP; and
(3) multiplying the resulting number of shares by the average fair market value of the common stock over the preceding five years. Benefits under the MSERP generally vest in 20% annual increments over a five year period commencing as of the date of a participant's participation in the MSERP. The vested portion of the MSERP participant's benefits are payable upon the retirement of the participant.

       The Report of the Compensation Committee, the Report of the Audit Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                      Report of the Compensation Committee

       Under rules established by the SEC, the Company is required to provide certain data and information regarding the compensation and benefits provided to the Chief Executive Officer and other executive officers of the Company and Bank for the year ended December 31, 2001. Recommendations regarding all components of compensation paid to executive officers of the Company and the Bank are made by the Compensation Committee of the Company's Board of Directors whose members also comprise the Personnel Committee of the Bank's Board of Directors and are approved by the appropriate Board. The Board of Directors did not reject or modify, in any material way, any of the recommendations of the Compensation Committee during fiscal 2001.

       For 2001, the Compensation Committee operated under a policy to structure executive compensation in a manner intended to limit the likelihood that current compensation would exceed the limits for deductibility prescribed by Section 162(m) of the Code. This policy continues in effect for fiscal 2002. However, the Compensation Committee retains discretion to make future exceptions to this policy, and in determining whether to do so, the Compensation Committee may consider a number of factors, including but not limited to the Company's and the Bank's tax position, and the materiality of amounts likely to be involved.

       Executive Officer Compensation Policies and Procedures. The Compensation Committee is responsible for reviewing management's recommendations for compensation and benefits for officers and employees, including officers and employees of the Bank. It is the responsibility of the Compensation Committee to recommend to the full Board of Directors the amount and composition of executive compensation paid to the executive officers, including the President and Chief Executive Officer. It is the responsibility of the Board of Directors to review and consider such compensation recommendations of the Compensation Committee.

       Management is faced continually with competitive and economic challenges. The Compensation Committee believes that, if the Company is to be successful, its compensation programs must be structured to attract and retain the highest quality employees available. The Company's executive compensation programs are intended to provide incentives that will reward managers for achieving superior levels of performance which strengthen the Company and enhance stockholder value.

       The Compensation Committee annually reviews and evaluates base salary and annual bonuses for all executive officers, and in conducting such reviews places primary consideration upon the recommendations by the President and Chief Executive Officer, along with the rationale for such recommendations, with the exception of the compensation review of the President and Chief Executive Officer. The President and Chief Executive Officer do not participate in the Compensation Committee's decision as to their compensation packages.

       To achieve the compensation objectives established by the Compensation Committee, the Company's executive compensation program consists of three main elements, base salary, annual bonus, and long-term equity incentives, including stock options and restricted stock. In addition, executive officers participate in other benefit plans available to all employees, including the Retirement Plan, the ESOP and the Roslyn 401(k) Plan, and may be selected to participate in supplemental benefit plans.

       In establishing individual compensation levels, the Compensation Committee considers the Company's overall objectives and performance, peer group comparisons and individual performance. Except with respect to the determination of bonus payments, as described below, and Mr. Tsimbinos' compensation as described above, no precise numerical formula is used to determine an executive's salary. The Company's overall performance and the achievement of financial and business objectives are considered. Increases in compensation are recommended based on strong individual performance in relationship to Company and individual goals, peer comparisons and Company performance.

         Compensation Committee Considerations for Fiscal 2001.

       Base Salaries. To determine whether executive salary levels are within appropriate market norms, the Compensation Committee examines and considers applicable compensation levels among a representative peer group of financial services institutions in the regional and local markets. For 2001, the Company continued phasing in salary increases approved in 1999 for executive officers. In 1999, the Company engaged William M. Mercer, Inc. ("Mercer"), a nationally-known employment consulting firm, to provide it with current market data for compensation levels of executive positions similar to those of the Bank's executive officers and to outline provisions for an annual incentive plan which would reinforce the Company's pay-for-performance philosophy, tie incentive (variable) compensation to the achievement of annual strategic and operating goals, and provide competitive total cash compensation opportunities with upside (and downside) potential. Mercer prepared a report (the "1999 Mercer Report") benchmarking compensation for the Company's selected executive positions based on data from a peer group of financial services institutions.

       The 1999 Mercer Report concluded that base salaries and total cash compensation for the Company's executive officers holding the position of senior vice president or above generally fell well below those of executive officers in the Company's peer group and overall were well below the market median. Based on the conclusions and recommendations in the 1999 Mercer Report and a similar analysis prepared by Mercer in 2000, the Compensation Committee of the Company recommended, and the Boards of the Company and the Bank approved, increases in the base salary levels for the Bank's executive officers intended to bring them in line with the industry median. However, it was determined that such increases should be implemented in phases.

       For 2001 Mercer again was asked to analyze industry compensation levels and to compare the Company's compensation levels to those of a peer group of 16 financial services institutions. On the basis the report prepared by Mercer (the "2001 Mercer Report") and other factors, including the Company's and the individual officer's achievement of annual strategic and operating goals, competition and other elements of the Company's compensation structure, the Compensation Committee recommended additional salary increases for the Bank's senior officers. Those recommendations, as shown in the summary compensation table appearing earlier in this proxy statement, were approved by the Board and became effective January 1, 2001. Compared to officers in similar positions among the Company's peer group, after the implementation of the 2001 increases, base salary levels for the executive officer group approached the median.

       Bonus. To secure the deductibility of bonuses awarded to executive officers, bonuses for 2001 were awarded under the Roslyn Bancorp, Inc. Annual Incentive Plan (the "Annual Incentive Plan"), which was approved by shareholders in 1999. Under the Annual Incentive Plan, the Compensation Committee establishes certain performance criteria for determining bonuses for eligible employees. The maximum annual payment to any individual under the Annual Incentive Plan is $1.5 million.

       As in 2000, for 2001 the Compensation Committee established bonus levels under the Annual Incentive Plan for Company employees, including executive officers, based on the Company's achievement of certain core income levels. In order to tie employee incentive compensation to stockholder interests, it was determined that increasing levels of incentive awards would be paid for increasing levels of core income achieved by the Company. In 2002, the Compensation Committee determined that the core income goals for 2001 were exceeded, and above target bonuses were paid to all employees in recognition of the Company's 2001 performance.

       Similarly, for members of management at or above the level of senior vice president, the Board continued an additional scaled bonus structure tied to Company earnings per share and performance against a peer group of financial institutions, as measured by return on assets, return on equity and efficiency ratio relative to the peer group. For these individuals, varying percentage bonuses were to be paid upon the Company's attainment of increasing levels of performance, with the Chief Executive Officer receiving the highest percentage bonus and others receiving incrementally less. In 2002, the Compensation Committee determined that core earnings per share goals for 2001 were exceeded and the Bank ranked in the top three among the peer group. As a result of the superior financial performance, above target bonus awards were paid to eligible members of management in accordance with the previously approved formula. The combined bonuses paid to each named executive officer for 2001 are reflected in the summary compensation table appearing earlier in this proxy statement.

       Long-Term Incentives. At the 2001 Annual Meeting shareholders approved the 2001 Stock Plan which provides for grants of stock options and awards of restricted stock. The Board of Directors recommended approval of the 2001 Stock Plan in order to provide the Company with an additional means of compensating management in a manner that aligns the interests of executive officers and employees with the interests of shareholders. It was also determined that such form of compensation aids the Company in attracting and retaining qualified personnel. Thereafter, the Committee approved stock option grants that were priced at 100% of the market price of the stock on the grant date and vest in four equal annual installments beginning on the first anniversary of such date. In addition, at such time the Committee also approved awards of restricted stock under the 1997 Stock Plan. Such awards vest in three equal annual installments beginning on the first anniversary of the grant date.

       Chief Executive Officer Compensation. The compensation of the Chief Executive Officer during 2001 consisted of the same elements as for other senior executives, including base salary, annual bonus, stock options and restricted stock. The 2001 Mercer Report concluded that the base salary of the Company's Chief Executive Officer at the end of 2000 remained below the median of the peer group institutions surveyed, and Mercer recommended his salary be increased. The Compensation Committee set Mr. Mancino's base salary at $750,000 effective January 1, 2001. This represented an increase of $100,000, or 15.4%, over his 2000 base salary. In establishing his base salary, the Compensation Committee reviewed Mr. Mancino's performance for the prior year and also considered the Company's financial and business performance, including net income and profitability, as well as the total cash compensation paid to chief executive officers of similarly situated peer financial services institutions as reflected in the 1999 Mercer Report and 2001 Mercer Report. The Compensation Committee did not assign weights or ranking to factors regarding this performance, but instead made subjective determinations based on consideration of all related factors in the Company's business performance.

       As noted above, Mr. Mancino was also paid a cash bonus of $1,335,000 for fiscal 2001. The Committee, in determining an appropriate 2001 bonus for Mr. Mancino, considered his leadership of the Company and the continued success of The Roslyn Savings Bank, as demonstrated by, among other things, continued strong performance on core income and earnings per share, as well as financial results that exceeded the results of most peer banks. The bonus paid to Mr. Mancino was made in accordance and consistent with the Annual Incentive Plan and the criteria set by the Compensation Committee thereunder.

       Mr. Mancino was granted the stock options and restricted shares described in the Summary Compensation Table. The Committee's objective in making these grants was to continue to provide a strong reward contingent on increases in the Company's stock price and to align Mr. Mancino's compensation with the interests of shareholders.

                           The Compensation Committee

                           Robert G. Freese (Chairman)
                            Thomas J. Calabrese, Jr.
                                Maureen E. Clancy
                            Dr. Edwin W. Martin, Jr.
                                James E. Swiggett
                                Richard C. Webel

                          Report of the Audit Committee

         The Audit Committee of the Board of Directors is responsible for assisting the Board in fulfilling its responsibility to the stockholders relating to corporate accounting, reporting practices and the quality and integrity of the financial reports of the Company. Additionally, the Audit Committee selects the auditors and reviews their independence and annual audit. The Audit Committee is comprised of six directors, each of whom is independent under the Nasdaq's listing standards. The Audit Committee acts under a written charter adopted by the Board of Directors.

         The Audit Committee reviewed and discussed the annual financial statements with management and the independent auditors. As part of this process, management represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also received and reviewed written disclosures and a letter from the auditors concerning their independence as required under applicable standards for auditors of public companies. The Audit Committee discussed with the auditors the contents of such materials, the auditor's independence and the additional matters required under Statement on Auditing Standards No. 61. Based on such review and discussions, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                               The Audit Committee

                           Robert G. Freese (Chairman)
                                James E. Swiggett
                                Thomas A. Doherty
                                Leonard Genovese
                                Spiros J. Voutsinas
                                Richard C. Webel

                             Stock Performance Graph

         The following graph shows a comparison of total stockholder return on Roslyn's common stock, based on the market price of the Company's common stock with the cumulative total return of companies in The Nasdaq Market Index and the MG Index for Savings and Loans for the period beginning on January 13, 1997, the date Roslyn common stock began trading on the Nasdaq Stock Market, through December 31, 2001. The graph may not be indicative of possible future performance of the Company's common stock. The data was supplied by Media General Financial Services.

                            Comparative Total Returns
                Roslyn Bancorp, Inc., The Nasdaq Market Index and
                       The MG Index For Savings and Loans

                                   [GRAPHIC]


                                                        Summary

                                       1/13/97    12/31/98    12/31/99    12/31/00    12/31/01
                                      ---------  ----------  ----------  ----------  ----------
Roslyn Bancorp, Inc.................   $100.00    $221.11     $195.82     $263.21     $197.04
Nasdaq Market Index.................    100.00     172.52      304.29      192.07      152.46
MG Index for Savings and Loans......    100.00     147.39      118.49      191.25      204.19

Notes:
-----
A. The lines represent monthly index levels derived from compounded daily returns that include reinvestment of all dividends.
B. The indexes are re-weighted daily using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. Each index was set to $100.00 on January 13, 1997 the first day of trading for Company common stock. For the Company the index commenced with the closing price on the first day of trading, which was $15.00 per share.

                Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of copies of such reports of ownership furnished to the Company, or written representations that no forms were necessary, the Company believes that during the past fiscal year, its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements.

                          Transactions With Management

         The Bank's policies require that all transactions between the Bank and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock, and affiliates thereof, contain terms no less favorable to the Bank than could have been obtained by it in arm's length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the Bank not having any interest in the transaction.

         During 2001, Victor McCuaig, one of the Company's directors, was of counsel to the law firm of Farrell Fritz, P.C, which furnished the Bank with certain legal services. The fees paid by the Bank for these legal services were $582,440.

                     Proposal 2. Ratification of Appointment
                     ---------------------------------------
                             of Independent Auditors
                             -----------------------

         Roslyn's independent auditors for the fiscal year ended December 31, 2001 were KPMG LLP. The Company's Board of Directors reappointed KPMG LLP to continue as independent auditors for the Company for the fiscal year ending December 31, 2002, subject to ratification of such appointment by the stockholders. If stockholders do not ratify the appointment of KPMG LLP as independent auditors, the Board of Directors may consider other independent auditors.

         Representatives of KPMG LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

         The Board of Directors recommends that you vote "FOR" ratification of the Board of Directors' appointment of KPMG LLP as the independent auditors of the Company.

         The following table sets forth the fees billed to the Company for the fiscal year ended December 31, 2001 by KPMG LLP:

Audit fees................................... $324,500
Financial information and systems
 design and implementation fees..............      -0-
All other fees:
Audit-related fees (1).......................  208,000
Other non-audit services (2).................   69,006
                                              --------
                                              $601,506
                                              ========

------------------
(1) Audit-related fees are excluded from "Audit Fees" because the services were not required for reporting on the Company's consolidated financial statements. Such fees principally related to reviewing securities registration statements, issuance of comfort letters to underwriters, audits of financial statements of employee benefit plans, and the audit of the financial statements of RNMC Re, Inc.
(2) Other non-audit services consisted of employee benefit plan tax compliance and other tax-related services.

         The Audit Committee, as part of its review of the disclosures and letter from KPMG LLP required by Independence Standards Board Standard No. 1, considered whether the provision of the non-audit services rendered, the fees for which are reflected above, were, and found them to be, compatible with maintaining the independence of KPMG LLP.

                             Additional Information
                             ----------------------

                              Stockholder Proposals

         In order to be eligible for inclusion in the Corporation's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Corporation's main office at One Jericho Plaza, Jericho, New York 11753, no later than December 20, 2002. If next year's Annual Meeting is held on a date more than 30 calendar days from May 21, 2003, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such Annual Meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

                             Stockholder Nominations

         The Company's Bylaws provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the Annual Meeting, a stockholder must deliver notice of such nominations and/or proposals to the Secretary not less than 90 days before the date of the Annual Meeting; provided that if less than 100 days' notice or prior public disclosure of the date of the Annual Meeting is given to stockholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the date of the Annual Meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Corporate Secretary at One Jericho Plaza, Jericho, New York 11753.

               Householding of Proxy Statements and Annual Reports

         The Securities and Exchange Commission recently adopted rules that permit companies to mail a single proxy statement and a single annual report to stockholders to two or more stockholders sharing the same address -- a practice known as "householding." Householding provides greater convenience to stockholders and saves the Company money by reducing excess printing costs. You may have been identified as living at the same address as another Company shareholder. If this is the case and unless the Company receives contrary instructions from you, we will continue to "household" your proxy statement and annual report for the reasons stated above.

         If you are a shareholder or a beneficial owner at a shared address to which a single copy of both the proxy statement and the annual report have been delivered, Registrar and Transfer Company, the Company's transfer agent, has undertaken on behalf of the Company to deliver to you promptly upon written or oral request a separate copy of this proxy statement and the annual report. If you are such a shareholder or a beneficial owner and you would like to receive your own copy of this proxy statement and the annual report, please contact Registrar and Transfer Company either by phone at (800) 368-5948, by fax at
(908) 497-2318, by e-mail at info@rtco.com, or by mail at 10 Commerce Drive, Cranford, New Jersey 07016-3572, and indicate that you are a shareholder at a shared address and would like an additional copy of each document. If you are a recordholder and would like to receive a separate proxy statement or annual report in the future, please contact Registrar and Transfer Company at the phone number or addresses listed above. If you are a beneficial owner and would like to receive a separate proxy statement or annual report in the future, please contact your broker, bank or other nominee.

         If, on the other hand, you are a multiple shareholder sharing an address and are receiving multiple copies of this proxy statement or the annual report, please contact Registrar and Transfer Company at the phone number or at any of the addresses listed above and all stockholders at the shared address can request that only a single copy of each document be mailed to your address in the future. If you are the beneficial owner, but not the recordholder, of Company shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee and all shareholders at the shared address can request that only a single copy of each document be mailed to your address in the future.

                                    Form 10-K

         Roslyn's Annual Report on Form 10-K for the fiscal year ending December 31, 2001, as well as the 2001 Annual Report to Stockholders, may be accessed through the Company's world wide web site (www.roslyn.com). A copy of the Form 10-K (without exhibits) is available without charge upon written request to Ms. Mary Feder, Vice President and Investor Relations Director, Roslyn Bancorp, Inc., One Jericho Plaza, Jericho, New York 11753. Such request must include a good faith representation that, as of the close of business on April 1, 2002, the person making such request was a beneficial owner of shares of the Company's common stock.

                                              By Order of the Board of Directors

                                              /s/ R. Patrick Quinn
                                              --------------------
                                              R. Patrick Quinn
                                              Corporate Secretary

Jericho, New York
April 19, 2002

         You are cordially invited to attend the Annual Meeting of Stockholders in person. Whether or not you plan to attend the Annual Meeting, you are requested to sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope, or vote by telephone or via the Internet as described on the proxy card.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              ROSLYN BANCORP, INC.

                         PROXY/VOTING INSTRUCTION CARD

     The undersigned hereby appoints the plan trustee to act as proxy for the undersigned, and to vote all shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held on May 21, 2002 at 9:00 a.m., Eastern time, at The New Huntington Town House, 124 East Jericho Turnpike, Huntington Station, New York, and at any and all adjournments thereof, as indicated on the reverse side of this proxy.


            PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
                    IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR
                     VOTE VIA THE INTERNET OR BY TELEPHONE.




       (Continued, and to be marked, dated and signed, on the other side)

                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------

              ROSLYN BANCORP, INC. -- ANNUAL MEETING, MAY 21, 2002

                            YOUR VOTE IS IMPORTANT!

                       You can vote in one of three ways:

     1. Call toll free 1-866-564-2326 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                       or
                                       --

     2. Via the Internet at https://www.proxyvotenow.com/rsl and follow the instructions.

                                       or
                                       --

     3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

    -----------------------------------------------------------------------------------
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES AND "FOR" PROPOSAL 2.
    -----------------------------------------------------------------------------------

                                                     With-  For All
                                               For   hold   Except

    1. The election as directors of all        [_]    [_]    [_]
       nominees listed (except as marked to
       the contrary below):

       (01) John R. Bransfield, Jr.     (02) Thomas A. Doherty
       (03) Maureen E. Clancy           (04) Victor C. McCuaig

    INSTRUCTION: To withhold authority to vote for any individual nominee, mark
    "For All Nominees Except" and write that nominee's name in the space provided below.

    ----------------------------------------------------------------------------

                                                     ---------------------------
      Please be sure to sign and date                  Date
        this Proxy in the box below.
    ----------------------------------------------------------------------------


         Stockholder sign above                Co-holder (if any) sign above
    -----                       --------------                              ----


                                                  Please mark your         ____
                                                  votes as indicated [X]       |
                                                  in this example              |
                                                                               |

                                                   For     Against    Abstain
    2. The ratification of the Board of Directors' [_]       [_]        [_]
       appointment of KPMG LLP as independent
       auditors of Roslyn Bancorp, Inc. for the
       fiscal year ending December 31, 2002.

    3. Such other matters as may properly come before the annual meeting and at any adjournments of the annual meeting, including whether or not to adjourn the annual meeting.


    PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING          [_]


       The Proxies are directed to vote as specified, and in their discretion on all other matters which may come before the meeting or any adjournment thereof. If no direction is given, this proxy will be voted "FOR" the Election of Directors and "FOR" Proposal 2.

       PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) ON
    THIS CARD. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If shares are held jointly, each holder should sign.

      ------------------------------------------------------------------------------------------
    +  *** IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW ***  +
      ------------------------------------------------------------------------------------------
    -----------------------------------------------------------------------------------------------------

       FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

                       INSTRUCTIONS FOR VOTING YOUR PROXY

    Stockholders of record have three alternative ways of voting their proxies:
    1. By Mail (traditional method); or
    2. By Telephone (using a Touch-Tone Phone); or
    3. By Internet

    Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card. Please note all votes cast via the telephone or internet must be cast prior to 11:59 p.m., May 19, 2002.

    -------------------                               ------------------
     Vote by Telephone                                 Vote by Internet
    -------------------                               ------------------
    It's fast, convenient, and immediate!             It's fast, convenient, and your vote is immediately
    Call Toll-Free on a Touch-Tone Phone              confirmed and posted.
    1-866-564-2326.

    --------------------------------------------      -----------------------------------------------

    Follow these four easy steps                      Follow these four easy steps:
    1. Read the accompanying Proxy Statement and      1. Read the accompanying Proxy Statement and
       Proxy Card.                                       Proxy Card.

    2. Call the toll-free number                      2. Go to the Website
       1-866-564-2326.                                   https://www.proxyvotenow.com/rsl

    3. Enter your 9 digit Control Number              3. Enter your 9 digit Control Number
       located on your Proxy Card below.                 located on your Proxy Card below.

    4. Follow the recorded instructions.              4. Follow the recorded instructions.

    --------------------------------------------      -----------------------------------------------
    Your vote is important!                           Your vote is important!
    Call 1-866-564-2326 anytime!                      Go to https://www.proxyvotenow.com/rsl


    IT IS NOT NECESSARY TO RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET
                                                                                                     FOR TELEPHONE/
              PLEASE NOTE THAT THE LAST VOTE RECEIVED, WHETHER BY TELEPHONE, INTERNET               INTERNET VOTING:
                                OR BY MAIL, WILL BE THE VOTE COUNTED.                                CONTROL NUMBER


                               [Roslyn Letterhead]

                                                           April, 2002

Dear ESOP Participant:

         On behalf of the Board of Directors of Roslyn Bancorp, Inc. (the "Company"), I am forwarding to you a Notice and Proxy Statement for the Company's Annual Meeting of Stockholders. We will hold the Annual Meeting of Stockholders on May 21, 2002, at the time and location stated in the notice. I have also included with these materials the Company's Annual Report to Stockholders, as well as a yellow voting instruction card. The voting instruction card allows you to convey your voting instructions, as a participant in the Roslyn Savings Bank Employee Stock Ownership Plan (the "ESOP"), to HSBC Bank USA (the "ESOP Trustee") on the proposals presented to stockholders at the Annual Meeting.

         As of the record date for the Annual Meeting, April 1, 2002, the ESOP Trustee held 5,104,927 shares of Company common stock on behalf of the ESOP, of which 820,309 shares have been allocated participants' accounts. The ESOP Trustee will vote the allocated shares as directed by ESOP participants; provided the trustee timely receives instructions from the participants. Subject to its fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended, the ESOP Trustee will vote the unallocated shares and the allocated shares for which it does not timely receive instructions in a manner calculated to most accurately reflect the instructions it receives from participants regarding the allocated shares.

         In order to direct the voting of the shares of Company common stock allocated to your ESOP account, please complete and sign the enclosed yellow instruction card and return it in the provided postage-paid envelope by May 14, 2002. Your vote will not be revealed, directly or indirectly, to any officer, employee or director of the Company or Roslyn Savings Bank. The ESOP Trustee will tabulate the votes received from participants and vote the shares of Company common stock held in the ESOP Trust in accordance with the terms of the ESOP.

         Please note that as an employee of Roslyn Savings Bank you may participate in several benefit plans for which you may receive a separate voting instruction card. Please vote all of the voting instruction cards you receive.

                                           Sincerely,

                                           /s/ Joseph L. Mancino

                                           Joseph L. Mancino

                                           President, Vice Chairman of the Board
                                             and Chief Executive Officer

                               [Roslyn Letterhead]


                                                   April, 2002

Dear 401(k) Plan Participant:

         On behalf of the Board of Directors of Roslyn Bancorp, Inc. (the "Company"), I am forwarding to you a Notice and Proxy Statement for the Company's Annual Meeting of Stockholders. We will hold the Annual Meeting of Stockholders on May 21, 2002, at the time and location stated in the notice. I have also included with these materials the Company's Annual Report to Stockholders, as well as a green voting instruction card. The voting instruction card allows you to convey your voting instructions, as a 401(k) Plan participant investing in the Roslyn Bancorp, Inc. Stock Fund (the "Employer Stock Fund"), to RSGroup Trust Company (the "Employer Stock Fund Trustee") on the proposals presented to stockholders at the Annual Meeting.

         As of the record date for the Annual Meeting, April 1, 2002, the Employer Stock Fund Trust held 1,366,636 shares of Company common stock. The Employer Stock Fund Trustee will vote these shares as directed by participants; provided the trustee timely receives instructions from the participants.

         In order to direct the voting of shares of Company common stock credited to your 401(k) Plan account, please complete and sign the enclosed green voting instruction card and return it in the enclosed postage-paid envelope by May 14, 2002. Your vote will not be revealed, directly or indirectly, to any officer, employee or director of the Company or Roslyn Savings Bank. The Employer Stock Fund Trustee will tabulate the votes received and vote the shares of Company common stock held in the Employer Stock Fund Trust in accordance with the terms of the plan.

         Please note that as an employee of Roslyn Savings Bank you may participate in several benefit plans for which you may receive a separate voting instruction card. Please vote all the voting instruction cards you receive.

                                           Sincerely,

                                           /s/ Joseph L. Mancino

                                           Joseph L. Mancino

                                           President, Vice Chairman of the Board
                                             and Chief Executive Officer

                               [Roslyn Letterhead]

                                                        April, 2002

Dear Stock Award Recipient:

         On behalf of the Board of Directors of Roslyn Bancorp, Inc. (the "Company"), I am forwarding to you a Notice and Proxy Statement for the Company's Annual Meeting of Stockholders. We will hold the Annual Meeting of Stockholders on May 21, 2002, at the time and location stated in the notice. I have also included with these materials the Company's Annual Report to Stockholders, as well as a blue voting instruction card. The voting instruction card allows you to convey your voting instructions, as a recipient of a stock award under the Roslyn Bancorp, Inc. 1997 Stock-Based Incentive Plan (the "Incentive Plan"), to First Bankers Trust Company, N.A. (the "Incentive Plan Trustee") on the proposals presented to stockholders at the Annual Meeting.

         As of the record date for the Annual Meeting, April 1, 2002, the Incentive Plan Trust held 731,789 shares of Company common stock. The Incentive Plan Trustee will vote these shares as directed by the stock award recipients; provided the trustee timely receives instructions from the stock award recipients.

         In order to direct the voting of your unvested shares of Company common stock subject to your stock award, please complete and sign the enclosed blue instruction card and return it in the postage-paid envelope provided by May 14, 2002. Your vote will not be revealed, directly or indirectly, to any officer, employee or director of the Company or Roslyn Savings Bank. The Incentive Plan Trustee will tabulate the votes received from stock award recipients and vote the shares of Company common stock held in the Incentive Plan Trust in accordance with the terms of the plan.

         Please note that if you are an employee of Roslyn Savings Bank you may participate in several benefit plans for which you may receive a voting instruction card. Please vote all voting instruction cards you receive.

                                          Sincerely,

                                           /s/ Joseph L. Mancino

                                           Joseph L. Mancino

                                           President, Vice Chairman of the Board
                                             and Chief Executive Officer